EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of NYSE Euronext of our report dated February 26, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of NYSE Euronext for the year ended December 31, 2008.

/S/ PRICEWATERHOUSECOOPERS LLP

New York, New York

May 21, 2009